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As filed with the Securities and Exchange Commission on May 13, 2002.

Registration No. 333-87719

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CITY NATIONAL CORPORATION
(Exact Name of Registrant as specified in its charter)

Delaware	95-2568550
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
400 North Roxbury Drive Beverly Hills, California	90210
(Address of Principal Executive Offices)	(Zip Code)

CITY NATIONAL CORPORATION—1999 OMNIBUS PLAN
(Full title of the plan)

Michael B. Cahill, Executive Vice President, General Counsel and Secretary
City National Corporation
400 North Roxbury Drive
Beverly Hills, California 90210
(Name and address of agent for service)

310-888-6266
(Telephone number, including area code, of agent for service)

EXPLANATORY STATEMENT

        A total of 3,500,000 shares of common stock of City National Corporation, a Delaware corporation (the "Company" or "Registrant") (as adjusted for stock splits) were registered in connection with the Company's 1999 Omnibus Plan (the "1999 Plan"), which shares were registered on the Company's Form S-8 (File No. 333-87719), filed on September 24, 1999 (the "1999 Form S-8"). On April 24, 2002, the stockholders of the Company approved the 2002 Omnibus Plan (the "2002 Plan"). Of the 3,500,000 shares registered in connection with the 1999 Plan, 784,900 shares have not been issued and are not subject to issuance upon the exercise of outstanding options granted under the 1999 Plan. Pursuant to Instruction E to Form S-8 and the telephonic interpretation of the Securities and Exchange Commission set forth at pages 123-124 of the Division of Corporation Finance's Manual of Publicly Available Telephone Interpretations dated July 1997 (see G. Securities Act Forms, number 89), 784,900 shares of the Company's common stock registered on the 1999 Form S-8 are carried forward to, and deemed covered by, the registration statement on the separate Form S-8 filed concurrently herewith in connection with the 2002 Plan (the "2002 Form S-8").

        In addition to the 784,900 shares being carried forward to the 2002 Form S-8, approximately 2,275,214 shares registered in connection with the 1999 Plan have not been issued but may be issued upon the exercise of outstanding options granted under the 1999 Plan. In the event any of these 2,275,214 shares are not issued in connection with the 1999 Plan, such as when a currently outstanding option granted under the 1999 Plan expires without being exercised, the Company intends to periodically file additional post effective amendments to the 1999 Form S-8 and the 2002 Form S-8 carrying forward such shares for issuance in connection with the 2002 Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

        Pursuant to General Instruction E to Form S-8, the contents of the 1999 Form S-8 filed by the Company with respect to securities offered pursuant to the 1999 Plan are hereby incorporated by reference herein.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on May 9, 2002.

CITY NATIONAL CORPORATION Registrant

By:	/s/ RUSSELL GOLDSMITH Russell Goldsmith, Vice Chairman and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Russell Goldsmith, Frank P. Pekny and Michael B. Cahill, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ BRAM GOLDSMITH Bram Goldsmith	Chairman of the Board and Director	May 9, 2002
/s/ RUSSELL GOLDSMITH Russell Goldsmith	Vice Chairman and Chief Executive Officer and Director (Principal Executive Officer)	May 9, 2002
/s/ FRANK P. PEKNY Frank P. Pekny	Chief Financial Officer and Treasurer (Principal Financial Officer)	May 9, 2002
/s/ STEPHEN D. MCAVOY Stephen D. McAvoy	Controller (Principal Accounting Officer)	May 9, 2002

/s/ GEORGE H. BENTER, JR. George H. Benter, Jr.	President and Director	May 9, 2002
/s/ RICHARD L. BLOCH Richard L. Bloch	Director	May 9, 2002
/s/ STUART D. BUCHALTER Stuart D. Buchalter	Director	May 9, 2002
/s/ MICHAEL L. MEYER Michael L. Meyer	Director	May 9, 2002
/s/ RONALD L. OLSON Ronald L. Olson	Director	May 9, 2002
/s/ WILLIAM B. RICHARDSON William B. Richardson	Director	May 9, 2002
/s/ BOB TUTTLE Bob Tuttle	Director	May 9, 2002
/s/ ANDREA VAN DE KAMP Andrea Van de Kamp	Director	May 9, 2002
/s/ KENNETH ZIFFREN Kenneth Ziffren	Director	May 9, 2002

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POST–EFFECTIVE AMENDMENT NO. 1 TO FORM S–8
EXPLANATORY STATEMENT
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Certain Documents by Reference.
SIGNATURES
POWER OF ATTORNEY